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                                                                    EXHIBIT 11.1

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  YEAR ENDED
                                                                               DECEMBER 31, 1995
                                                                               -----------------
Net Income.................................................................         $20,727
                                                                               =============
Weighted average shares outstanding:
  Common stock.............................................................          80,100
  Assumed conversion of stock options and warrants(1)......................           7,011
                                                                               -----------------
  Total shares.............................................................          87,111
                                                                               -----------------
  Net income per share.....................................................         $  0.24
                                                                               =============

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(1) Stock options and warrants granted subsequent to January 1, 1995 to the date of the Initial Public Offerings (using the treasury stock method and the initial public offering price of $18 per share) have been included in the computation of common and common equivalent shares as if they were outstanding since January 2, 1995.